FOR IMMEDIATE RELEASE	4716 Old Gettysburg Road Mechanicsburg, PA 17055
Select Medical Corporation Announces Results for
Third Quarter and Nine Months Ended September 30, 2006
     MECHANICSBURG, PENNSYLVANIA — November 10, 2006 — Select Medical Corporation (“Select”) today announced results for its third quarter and nine months ended September 30, 2006.
     On February 24, 2005, Select consummated a merger with a wholly-owned subsidiary of Select Medical Holdings Corporation (“Holdings”), pursuant to which Select became a wholly-owned subsidiary of Holdings. Holdings is owned by an investor group that includes Welsh, Carson, Anderson & Stowe IX, LP (“Welsh Carson”), Thoma Cressey Equity Partners, Inc. (“Thoma Cressey”) and members of Select’s senior management. As a result of the merger, Select’s assets and liabilities have been adjusted to their fair value as of the closing. Select also experienced an increase in aggregate outstanding indebtedness as a result of financing transactions associated with the merger. Accordingly, amortization expense and interest expense are higher in periods following the merger. Additionally, certain costs associated with the merger are reflected in the 2005 income statement periods. As a result, the financial statements for the periods before and after the merger are not comparable in certain respects.
     For the third quarter ended September 30, 2006, net operating revenues decreased 3.6% to $443.9 million compared to $460.7 million for the same quarter, prior year. Income from operations was $54.3 million compared to $53.8 million for the same quarter, prior year. Net income was $16.1 million compared to $17.8 million for the same quarter, prior year. Net income before interest, income taxes, depreciation and amortization, other income, income from discontinued operations, loss on early retirement of debt, merger related charges, stock compensation expense, long-term incentive compensation and minority interest (“Adjusted EBITDA”) for the third quarter ended September 30, 2006 decreased 16.9% to $67.7 million compared to $81.5 million for the same quarter, prior year. A reconciliation of net income to Adjusted EBITDA is attached to this release.
     For the nine months ended September 30, 2006, net operating revenues increased 0.4% to $1,405.8 million compared to $1,400.5 million for the same period, prior year. Income from operations was $198.8 million compared to $54.3 million for the same period, prior year. Net income was $85.4 million compared to a loss of $39.9 million for the same period, prior year. As a result of the merger, Select incurred substantial costs related to stock compensation expense, loss on early retirement of debt and merger related charges that contributed to the lower income from operations and net loss experienced for the combined nine months ended September 30, 2005. Adjusted EBITDA for the nine months ended September 30, 2006 declined 6.3% to $236.5 million compared to $252.5 million for the same period, prior year. A reconciliation of net income to Adjusted EBITDA is attached to this release.

     On March 1, 2006, a subsidiary of Select sold all the issued and outstanding shares of Canadian Back Institute Limited (“CBIL”) for approximately C$89.8 million in cash (US $79.0 million). CBIL comprised Select’s entire Canadian operations. As a result of the sale, the operating results of CBIL have been reclassified and reported as discontinued operations for all reported periods, and its assets and liabilities have been reclassified as held for sale on Select’s December 31, 2005 balance sheet.
Specialty Hospitals
     At September 30, 2006, Select operated 93 long-term acute care hospitals and four acute medical rehabilitation hospitals. This compares to 97 long-term acute care hospitals and four acute medical rehabilitation hospitals operated at September 30, 2005. For the third quarter of 2006, net operating revenues for all of Select’s hospitals decreased 3.7% to $329.3 million compared to $341.8 million for the same quarter, prior year. Total patient days for the third quarter of 2006 were 236,094, admissions were 9,485 and net revenue per patient day was $1,361. This compares to 242,850 patient days, 9,725 admissions and net revenue per patient day of $1,385 for the same quarter, prior year. For the hospitals opened or acquired as of January 1, 2005 and operated by Select throughout both periods, patient days in the third quarter of 2006 were 231,818 and admissions were 9,354, compared to 234,808 patient days and 9,453 admissions in the same quarter, prior year. Adjusted EBITDA for the segment for the third quarter decreased 21.6% to $60.8 million compared to $77.6 million for the same quarter, prior year. The Adjusted EBITDA margin for the segment was 18.5% for the third quarter of 2006, compared to 22.7% for the same quarter, prior year. The Adjusted EBITDA margin for the hospitals opened or acquired as of January 1, 2005 and operated by Select throughout both periods was 19.7% for the third quarter of 2006, compared to 23.1% for the same quarter, prior year. The decline in the Specialty Hospitals’ net operating revenues and Adjusted EBITDA is primarily a result of a decrease in Medicare net revenues due to LTACH regulatory changes that have reduced the payment rates and a decline in Medicare volume. See “LTACH Regulations” below for a description of these regulatory changes.
     For the nine months ended September 30, 2006, net operating revenues for all of Select’s hospitals increased 1.8% to $1,049.8 million compared to $1,031.4 million for the same period, prior year. Total patient days for the nine months ended September 30, 2006 were 734,070, admissions were 30,122 and net revenue per patient day was $1,401. This compares to 739,860 patient days, 30,056 admissions and net revenue per patient day of $1,371 for the same period, prior year. For the hospitals opened or acquired as of January 1, 2005 and operated by Select throughout both periods, patient days for the nine months ended September 30, 2006 were 718,020 and admissions were 29,539, compared to 710,848 patient days and 29,045 admissions in the same period, prior year. Adjusted EBITDA for the segment decreased 7.3% to $218.2 million compared to $235.3 million for the same period, prior year. The Adjusted EBITDA margin for the segment was 20.8% for the nine months ended September 30, 2006, compared to 22.8% for the same period, prior year. The Adjusted EBITDA margin for the hospitals opened or acquired as of January 1, 2005 and operated by Select throughout both periods was 21.8% for the nine months ended September 30, 2006, compared to 23.3% for the same period, prior year. The decline in Adjusted EBITDA for the nine months ended September 30, 2006 is primarily the result of the decrease in the Adjusted EBITDA that occurred in the third quarter as described above.
Outpatient Rehabilitation
     At September 30, 2006, Select operated 605 outpatient clinics. This compares to 621 outpatient clinics at September 30, 2005. Patient visits for the third quarter were 714,064 compared to 805,018 for the same quarter, prior year. For the third quarter of 2006, net operating revenues decreased 3.6% to $114.0 million compared to $118.3 million for the same quarter, prior year. The decline in net operating revenues and patient visits was principally related to a decline in the number of clinics we own and operate and a decline in the volume of visits per clinic. We are continuing to experience declines in our patient visits in a number of markets that result from physicians opening competing physical therapy practices. Adjusted EBITDA for the third quarter of 2006 increased 2.8% to $15.7 million compared to $15.3 million for the same quarter, prior year. The Adjusted EBITDA margin for the quarter was 13.8% compared to 12.9% in the same quarter, prior year. Net revenue per visit was $95 for the third quarter of 2006 compared to $89 for the same quarter, prior year.
     Patient visits for the nine months ended September 30, 2006 were 2,261,080 compared to 2,532,157 for the same period, prior year. For the nine months ended September 30, 2006, net operating revenues declined 2.9% to $354.0 million compared to $364.4 million for the same period, prior year. Adjusted EBITDA for the nine months ended September 30, 2006 declined 6.7% to $48.9 million compared to $52.4 million for the same period, prior year. The Adjusted EBITDA margin for the nine months ended September 30, 2006 was 13.8% compared to 14.4% in the same period, prior year. Net revenue per visit was $93 for the nine months ended September 30, 2006 compared to $89 for the same period, prior year.
LTACH Regulations
     On May 2, 2006, CMS released its final annual payment rate updates for the 2007 LTCH-PPS rate year (affecting discharges and cost reporting periods beginning on or after July 1, 2006 and before July 1, 2007). The May 2006 final rule made several changes to LTCH-PPS payment methodologies and amounts.
     For discharges occurring on or after July 1, 2006, the rule changes the payment methodology for Medicare patients with a length of stay less than or equal to five-sixths of the geometric average length of stay for each LTC-DRG (referred to as “short-stay outlier” or “SSO” cases). Previously, payment for these patients was based on the lesser of (1) 120 percent of the cost of the case; (2) 120 percent of the LTC-DRG specific per diem amount multiplied by the patient’s length of stay; or (3) the full LTC-DRG payment. The final rule modifies the limitation in clause (1) above to reduce payment for SSO cases to 100 percent (rather than 120 percent) of the cost of the case. The final rule also adds a fourth limitation, capping payment for SSO cases at a per diem rate derived from blending 120 percent of the LTC-DRG specific per diem amount with a per diem rate based on the general acute care hospital inpatient prospective payment system (“IPPS”). Under this methodology, as a patient’s length of stay increases, the percentage of the per diem amount based upon the IPPS component will decrease and the percentage based on the LTC-DRG component will increase.
     In addition, for discharges occurring on or after July 1, 2006, the final rule provides for (i) a zero-percent update for the 2007 LTCH-PPS rate year to the LTCH-PPS standard federal rate used as a basis for LTCH-PPS payments; (ii) the elimination of the surgical case exception to the three-day or less interruption of stay policy, under which surgical exception Medicare reimburses a general acute care hospital directly for surgical services furnished to a long-term acute care hospital patient during a brief interruption of stay from the long-term acute care hospital, rather than requiring the long-term acute care hospital to bear responsibility for such surgical services; and (iii) increasing the costs that a long-term acute care hospital must bear before Medicare will make additional payments for a case under its high-cost outlier policy for the 2007 LTCH-PPS rate year.
     CMS estimates that the changes in the May 2006 final rule will result in an approximately 3.7 percent decrease in LTCH Medicare payments-per-discharge as compared to the 2006 rate year, largely attributable to the revised SSO payment methodology. Based upon Select’s historical Medicare patient volumes and revenues, Select expects that the May 2006 final rule will reduce Medicare revenues associated with SSO cases and high cost outlier cases to its long-term acute care hospitals by approximately $30.0 million on an annual basis. For the three months ended September 30, 2006, Select estimates the reduction in Medicare payments for discharges occurring during this period related to the rule change approximated $7.2 million.

     Additionally, had CMS updated the LTCH-PPS standard federal rate by the 2007 estimated market basket index of 3.4 percent rather than applying the zero-percent update, Select estimates that it would have received approximately $31.0 million in additional annual Medicare revenues, based on Select’s historical Medicare patient volumes and revenues (such revenues would have been paid to Select’s hospitals for discharges beginning on or after July 1, 2006).
Conference Call
     Select will host a conference call regarding the third quarter results on Monday, November 13, 2006, at 11:00am EST. The domestic dial in number for the call is 1-866-261-2650. The international dial in number is 1-703-639-1221.
     For those unable to participate in the conference call, a replay will be available at Select Medical Corporation’s website, http://www.selectmedicalcorp.com.
* * * * *
     Select Medical Corporation is a leading operator of specialty hospitals in the United States. Select currently operates 93 long-term acute care hospitals in 26 states. Select operates four acute medical rehabilitation hospitals in New Jersey. Select is also a leading operator of outpatient rehabilitation clinics in the United States, with approximately 605 locations. Select also provides medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites. Information about Select is available at http://www.selectmedicalcorp.com/
     Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to those discussed in filings made by Select with the Securities and Exchange Commission. Many of the factors that will determine Select’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. Select undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
Investor inquiries:
Joel Veit, 717/972-1100

I. Condensed Consolidated Statements of Operations
(In thousands)
(unaudited)
For the Three Months Ended September 30, 2005 and 2006

	2005	2006	% Change
Net operating revenues	$460,658	$443,872	(3.6)%

Costs and expenses:

Cost of services	363,480	362,070	(0.4)%

General and administrative	27,221	9,762	(64.1)%

Bad debt expense	4,378	5,333	21.8%

Depreciation and amortization	11,828	12,394	4.8%

Income from operations	53,751	54,313	1.0%

Other income (expense)	247	(3,124)	N/M
Interest income	241	319	32.4%
Interest expense	(25,467)	(24,348)	(4.4)%

Income from continuing operations before minority interests and income taxes	28,772	27,160	(5.6)%

Minority interests	494	369	(25.3)%

Income from continuing operations before income taxes	28,278	26,791	(5.3)%

Income tax expense	11,523	10,652	(7.6)%

Income from continuing operations	16,755	16,139	(3.7)%

Income from discontinued operations, net of tax	1,061	—	(100.0)%

Net income	$17,816	$16,139	(9.4)%

II. Condensed Consolidated Statements of Operations
(In thousands)
(unaudited)
For the Nine Months Ended September 30, 2005 and 2006

	Predecessor (1)	Successor (1)
	Period from	Period from	Combined (2)	Successor (1)
	January 1	February 25	Nine Months	Nine Months
	through	through	Ended	Ended
	February 24,	September 30,	September 30,	September 30,
	2005	2005	2005	2006	% Change
Net operating revenues	$277,736	$1,122,748	$1,400,484	$1,405,756	0.4%

Costs and expenses:

Cost of services	244,321	875,566	1,119,887	1,119,767	(0.0)%

General and administrative	122,509	48,960	171,469	33,511	(80.5)%

Bad debt expense	6,588	14,244	20,832	18,766	(9.9)%

Depreciation and amortization	5,933	28,110	34,043	34,955	2.7%

Income (loss) from operations	(101,615)	155,868	54,253	198,757	266.4%

Loss on early retirement of debt	(42,736)	—	(42,736)	—	N/M
Merger related charges	(12,025)	—	(12,025)	—	N/M
Other income	267	658	925	918	(0.8)%
Interest income	523	511	1,034	738	(28.6)%
Interest expense	(4,651)	(60,121)	(64,772)	(72,615)	12.1%

Income (loss) from continuing operations before minority interests, and income taxes	(160,237)	96,916	(63,321)	127,798	N/M

Minority interests	330	1,350	1,680	1,095	(34.8)%

Income (loss) from continuing operations before income taxes	(160,567)	95,566	(65,001)	126,703	N/M

Income tax expense (benefit)	(59,794)	38,623	(21,171)	51,278	342.2%

Income (loss) from continuing operations	(100,773)	56,943	(43,830)	75,425	N/M

Income from discontinued operations, net of tax (includes pretax gain of $13,950 in 2006)	522	3,367	3,889	10,018	157.6%

Net income (loss)	$(100,251)	$60,310	$(39,941)	$85,443	N/M

(1)	On February 24, 2005, Select Medical Corporation (“Select”) merged with a subsidiary of Select Medical Holdings Corporation (“Holdings”) and became a wholly owned subsidiary of Holdings. Select’s financial position and results of operations prior to the Merger are presented separately in the consolidated financial statements as “Predecessor” financial statements, while the financial position and results of operations following the Merger are presented as “Successor” financial statements. Due to the revaluation of assets as a result of purchase accounting associated with the Merger, the pre-merger financial statements are not comparable with those after the Merger in certain respects.

(2)	Although the Predecessor and Successor results are not comparable by definition in certain respects due to the Merger and the resulting revaluation, for ease of comparison, the financial data for the period after the merger, February 25, 2005 through September 30, 2005 (Successor period), has been added to the financial data for the period from January 1, 2005 through February 24, 2005 (Predecessor period), to arrive at the combined nine months ended September 30, 2005.

III. Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	December 31,	September 30,
	2005	2006
Assets

Cash	$35,861	$5,040

Restricted cash	6,345	5,247

Accounts receivable, net	256,798	247,972

Current deferred tax asset	59,135	57,892

Prepaid taxes	4,110	—

Other assets held for sale	13,876	—

Other current assets	19,725	16,847

Total Current Assets	395,850	332,998

Property and equipment, net	248,541	330,106

Goodwill	1,305,210	1,319,018

Other identifiable intangibles	86,789	81,456

Other assets held for sale	61,388	—

Other assets	65,591	62,518

Total Assets	$2,163,369	$2,126,096

Liabilities and Stockholder’s Equity

Payables and accruals	$296,765	$264,288

Income taxes payable	—	22,346

Current liabilities held for sale	4,215	—

Current portion of long term debt	6,516	6,309

Total Current Liabilities	307,496	292,943

Long term debt, net of current portion	1,315,764	1,231,039

Non-current deferred tax liability	25,771	39,198

Non-current liabilities held for sale	3,817	—

Minority interests	4,356	2,285

Stockholder’s equity	506,165	560,631

Total Liabilities and Stockholder’s Equity	$2,163,369	$2,126,096

IV. Key Statistics
(unaudited)
For the Three Months Ended September 30, 2005 and 2006

	2005	2006	% Change
Specialty Hospitals (a)

Number of hospitals — end of period	101	97	(4.0)%

Net operating revenues (,000)	$341,835	$329,324	(3.7)%

Number of patient days	242,850	236,094	(2.8)%

Number of admissions	9,725	9,485	(2.5)%

Net revenue per patient day (b)	$1,385	$1,361	(1.7)%

Adjusted EBITDA (,000)	$77,571	$60,812	(21.6)%

Adjusted EBITDA margin — all hospitals	22.7%	18.5%	(18.5)%
Adjusted EBITDA margin — same store hospitals (c)	23.1%	19.7%	(14.7)%

Outpatient Rehabilitation (d)

Number of clinics — end of period	621	605	(2.6)%

Net operating revenues (,000)	$118,263	$114,043	(3.6)%

Number of visits	805,018	714,064	(11.3)%

Revenue per visit (e)	$89	$95	6.7%

Adjusted EBITDA (,000)	$15,302	$15,737	2.8%

Adjusted EBITDA margin	12.9%	13.8%	7.0%

(a)	Specialty hospitals consist of long-term acute care hospitals and acute medical rehabilitation hospitals.

(b)	Net revenue per patient day is calculated by dividing specialty hospital patient service revenue by the total number of patient days.

(c)	Adjusted EBITDA margin — same store hospitals represents the Adjusted EBITDA margin for those hospitals opened or acquired on or before January 1, 2005 and operated throughout both periods.

(d)	Outpatient rehabilitation information for 2005 has been restated to remove the clinics operated by CBIL, which is being reported as discontinued operations. Occupational health clinics have been reclassified as managed clinics.

(e)	Net revenue per visit is calculated by dividing outpatient rehabilitation clinic revenue by the total number of visits. For purposes of this computation, outpatient rehabilitation clinic revenue does not include managed clinics or contract services revenue.

V. Key Statistics
(unaudited)
For the Nine Months Ended September 30, 2005 and 2006

	2005	2006	% Change
Specialty Hospitals (a)

Number of hospitals — end of period	101	97	(4.0)%

Net operating revenues (,000)	$1,031,387	$1,049,768	1.8%

Number of patient days	739,860	734,070	(0.8)%

Number of admissions	30,056	30,122	0.2%

Net revenue per patient day (b)	$1,371	$1,401	2.2%

Adjusted EBITDA (,000)	$235,311	$218,203	(7.3)%

Adjusted EBITDA margin — all hospitals	22.8%	20.8%	(8.8)%
Adjusted EBITDA margin — same store hospitals (c)	23.3%	21.8%	(6.4)%

Outpatient Rehabilitation (d)

Number of clinics — end of period	621	605	(2.6)%

Net operating revenues (,000)	$364,363	$353,974	(2.9)%

Number of visits	2,532,157	2,261,080	(10.7)%

Revenue per visit (e)	$89	$93	4.5%

Adjusted EBITDA (,000)	$52,414	$48,920	(6.7)%

Adjusted EBITDA margin	14.4%	13.8%	(4.2)%

(a)	Specialty hospitals consist of long-term acute care hospitals and acute medical rehabilitation hospitals.

(b)	Net revenue per patient day is calculated by dividing specialty hospital patient service revenue by the total number of patient days.

(c)	Adjusted EBITDA margin — same store hospitals represents the Adjusted EBITDA margin for those hospitals opened or acquired on or before January 1, 2005 and operated throughout both periods.

(d)	Outpatient rehabilitation information for 2005 has been restated to remove the clinics operated by CBIL, which is being reported as discontinued operations. Occupational health clinics have been reclassified as managed clinics.

(e)	Net revenue per visit is calculated by dividing outpatient rehabilitation clinic revenue by the total number of visits. For purposes of this computation, outpatient rehabilitation clinic revenue does not include managed clinics or contract services revenue.

VI. Net Income to Adjusted EBITDA Reconciliation
(In thousands)
(unaudited)
For the Three and Nine Months Ended September 30, 2005 and 2006
     The following table reconciles net income (loss) to Adjusted EBITDA for Select. Adjusted EBITDA is used by Select to report its segment performance in accordance with SFAS No. 131. Adjusted EBITDA is defined as net income (loss) before interest, income taxes, depreciation and amortization, other income, income from discontinued operations, loss on early retirement of debt, merger related charges, stock compensation expense, long-term incentive compensation and minority interest. We believe that the presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of our operating units.
     Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

	Successor (1)
	Three Months Ended		Predecessor
	September 30,		(1)	Successor (1)	Combined (2)	Successor (1)
			Period from	Period from
			January 1	February 25	For the Nine	For the Nine
			through	through	Months Ended	Months Ended
			February 24,	September 30,	September 30,	September 30,
	2005	2006	2005	2005	2005	2006

Net income (loss)	$17,816	$16,139	$(100,251)	$60,310	$(39,941)	$85,443
Income from discontinued operations, net of tax	(1,061)	—	(522)	(3,367)	(3,889)	(10,018)
Income tax expense (benefit)	11,523	10,652	(59,794)	38,623	(21,171)	51,278
Minority interest	494	369	330	1,350	1,680	1,095
Interest expense, net	25,226	24,029	4,128	59,610	63,738	71,877
Other expense (income)	(247)	3,124	(267)	(658)	(925)	(918)
Loss on early retirement of debt	—	—	42,736	—	42,736	—
Merger related charges	—	—	12,025	—	12,025	—
Stock compensation expense:
Included in general and administrative	1,366	888	115,025	7,438	122,463	2,663
Included in cost of services	58	58	27,188	129	27,317	174
Long-term incentive compensation (3)	14,453	—	—	14,453	14,453	—
Depreciation and amortization	11,828	12,394	5,933	28,110	34,043	34,955

Adjusted EBITDA	$81,456	$67,653	$46,531	$205,998	$252,529	$236,549

Specialty hospitals	$77,571	$60,812	$44,384	$190,927	$235,311	$218,203
Outpatient rehabilitation	15,302	15,737	9,848	42,566	52,414	48,920
Other (4)	(11,417)	(8,896)	(7,701)	(27,495)	(35,196)	(30,574)

Adjusted EBITDA	$81,456	$67,653	$46,531	$205,998	$252,529	$236,549

(1)	On February 24, 2005, Select Medical Corporation (“Select”) merged with a subsidiary of Select Medical Holdings Corporation (“Holdings”) and became a wholly owned subsidiary of Holdings. Select’s financial position and results of operations prior to the Merger are presented separately in the consolidated financial statements as “Predecessor” financial statements, while the financial position and results of operations following the Merger are presented as “Successor” financial statements. Due to the revaluation of assets as a result of purchase accounting associated with the Merger, the pre-merger financial statements are not comparable with those after the Merger in certain respects.

(2)	Although the Predecessor and Successor results are not comparable by definition in certain respects due to the Merger and the resulting revaluation, for ease of comparison, the financial data for the period after the Merger, February 25, 2005 through September 30, 2005 (Successor period), has been added to the financial data for the period from January 1, 2005 through February 24, 2005 (Predecessor period), to arrive at the combined nine months ended September 30, 2005. As a result of the Merger, interest expense, loss on early retirement of debt, merger related charges, stock compensation expense, long-term incentive compensation, and depreciation and amortization have been impacted.

(3)	For the three months ended September 30, 2005 and for the period from February 25 through September 30, 2005, $14.5 million of long-term compensation expense was included in general administrative expense on Select’s consolidated statement of operations.

(4)	Other primarily includes Select’s general and administrative costs.

The following tables reconcile specialty hospital same store information.

	Three Months Ended
	September 30, 2005	September 30, 2006
Specialty hospitals net operating revenue	$341,835	$329,324
Less: Specialty hospitals in development, opened or closed after 1/1/05	10,210	5,195

Specialty hospitals same store net operating revenue	$331,625	$324,129

Specialty hospitals Adjusted EBITDA	$77,571	$60,812
Less: Specialty hospitals in development, opened or closed after 1/1/05	903	(3,193)

Specialty hospitals same store Adjusted EBITDA	$76,668	$64,005

All specialty hospitals Adjusted EBITDA margin	22.7%	18.5%
Specialty hospitals same store Adjusted EBITDA margin	23.1%	19.7%

	Nine Months Ended
	September 30, 2005	September 30, 2006
Specialty hospitals net operating revenue	$1,031,387	$1,049,768
Less: Specialty hospitals in development, opened or closed after 1/1/05	39,064	21,947

Specialty hospitals same store net operating revenue	$992,323	$1,027,821

Specialty hospitals Adjusted EBITDA	$235,311	$218,203
Less: Specialty hospitals in development, opened or closed after 1/1/05	3,908	(5,671)

Specialty hospitals same store Adjusted EBITDA	$231,403	$223,874

All specialty hospitals Adjusted EBITDA margin	22.8%	20.8%
Specialty hospitals same store Adjusted EBITDA margin	23.3%	21.8%

VII. Discontinued Operations Income Statement
(In thousands)
(unaudited)
For the Three and Nine Months Ended September 30, 2005 and the Two Months Ended February 28, 2006
The following table summarizes the income statement information relating to our discontinued operations of CBIL sold on March 1, 2006:

	Successor (1)	Predecessor (1)	Successor (1)	Combined (2)	Successor (1)
			Period from
	For the Three		February 25	Nine Months	For the Two
	Months Ended	Period from	through	Ended	Months Ended
	September 30,	January 1 through	September 30,	September 30,	February 28,
	2005	February 24, 2005	2005	2005	2006
Net operating revenues	$17,040	$10,051	$41,702	$51,753	$12,902

Costs and expenses:
Cost of services	14,289	8,295	33,299	41,594	10,733
Bad debt expense	23	73	181	254	87
Depreciation and amortization	333	244	788	1,032	176

Income from discontinued operations	2,395	1,439	7,434	8,873	1,906

Other expense	247	267	658	925	—
Gain on sale	—	—	—	—	(13,950)
Interest expense (income)	91	83	228	311	(31)

Income from discontinued operations before minority interests and income taxes	2,057	1,089	6,548	7,637	15,887

Minority interests	349	139	985	1,124	340

Income from discontinued operations before income taxes	1,708	950	5,563	6,513	15,547

Income tax expense	647	428	2,196	2,624	5,529

Income from discontinued operations, net of tax	$1,061	$522	$3,367	$3,889	$10,018